UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2010

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33480	33-0968580
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3020 Old Ranch Parkway, Suite 400, Seal Beach, California	90740
(Address of Principal Executive Offices)	Zip Code

(562) 493-2804

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

The following of our executive officers entered into new Rule 10b5-1 Sales Plans with a broker to sell shares of our common stock:  Andrew J. Littlefair and Barclay Corbus.  In addition, director James C. Miller III amended his existing Rule 10b5-1 plan.  Rule 10b5-1 permits officers and directors of public companies to adopt pre-determined plans for buying or selling specified amounts of stock.  To follow is a brief summary of the basic terms of each of the Rule 10b5-1 Plans adopted by Mr. Littlefair and Mr. Corbus and the amendment made to Mr. Miller’s Rule 10b5-1 Plan.  Such summaries are not intended to be comprehensive descriptions of the terms of each plan.  Each plan is intended to comply with our Insider Trading Policy and with the provisions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.  All sales of common stock under the plan will be reported through appropriate filings with the Securities and Exchange Commission.  Our executive officers and directors enter into Rule 10b5-1 Sales Plans to diversify their assets and obtain liquidity to meet financial obligations and for estate planning purposes.  We do not undertake any obligation to report Rule 10b5-1 Plans that may be adopted by any of our directors or officers from time to time, or to report any modification or termination of such plans.

Andrew J. Littlefair (Founder, President, Chief Executive Officer and Director) adopted a Rule 10b5-1 Sales Plan on March 12, 2010 (the “March Plan”).  The March Plan is in addition to the 10b5-1 Sales Plan Mr. Littlefair adopted on September 3, 2009, (the “September Plan”) as previously disclosed on our Form 8-K filed September 22, 2009  Under the March Plan, the broker may sell a specified amount of common stock each month, beginning after April 12, 2010, provided that the price per share is at or above a price specified in the plan.  In addition, the broker may sell pre-determined fixed quantities of shares if the price per share is at or above prices specified in the March Plan at any time during the duration of the March Plan.  The maximum number of shares that may be sold during the duration of the March Plan and the September Plan, in the aggregate, is equal to approximately 25.80% of Mr. Littlefair’s total equity holdings as of March 15, 2010 (including vested and unvested stock options).  The March Plan will terminate upon the earliest of (i) December 31, 2011, (ii) the date that Mr. Littlefair provides written notice to the broker of the termination of the plan, (iii) the completion of all sales contemplated by the plan, (iv) the conclusion of Mr. Littlefair or the broker that the plan or the sales are not in compliance with Rule 10b5-1 or other applicable securities laws, or (v) other termination provisions specified in the plan.

Barclay Corbus (Senior Vice President, Strategic Development) adopted a Rule 10b5-1 Sales Plan on March 15, 2010.  Under the plan, the broker may sell a specified amount of common stock to be acquired upon the exercise of stock options on the 15th day of each fiscal quarter, beginning  April 15, 2010, provided that the price per underlying share is at or above a price specified in the plan.  In addition, the broker may sell a pre-determined fixed quantity of common stock to be acquired upon the exercise of stock options provided the price per underlying share is at or above a price specified in the plan during the duration of the plan.  The maximum number of shares that may be sold during the duration of the plan is equal to 20.01% of Mr. Corbus’ equity holdings as of March 15, 2010 (including vested and unvested stock options).  The plan will terminate upon the earliest of (i) April 14, 2012, (ii) the date that Mr. Corbus provides written notice to the broker of the termination of the plan, (iii) the completion of all sales contemplated by the plan, (iv) the conclusion of Mr. Corbus or the broker that the plan or the sales are not in compliance with Rule 10b5-1 or other applicable securities laws, or (v) other termination provisions specified in the plan.

James C. Miller III (Director) amended his Rule 10b5-1 Sales Plan that was adopted on September 14, 2009, on March 15, 2010.  Mr. Miller’s Rule 10b5-1 Sales Plan was previously disclosed on our Form 8-K filed September 22, 2009, which is incorporated by reference.  Pursuant to the amendment, which will be effective sixty days following the date of adoption, the broker may sell an additional quantity of common stock to be acquired upon the exercise of stock options not previously subject to the plan.  The maximum number of shares that may be sold during the duration of the amended plan is equal to 51.57% of Mr. Miller’s equity holdings as of March 15, 2010 (including vested and unvested stock options).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2010		Clean Energy Fuels Corp.

	By:	/s/ Richard R. Wheeler
Name: Richard R. Wheeler
Title: Chief Financial Officer